Exhibit 99.5

CONSENT OF DIRECTOR NOMINEE
Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a person anticipated to become a director of Veritex Holdings, Inc. upon completion of the merger described in the joint proxy statement/prospectus, which forms a part of the Registration Statement on Form S-4 (File No. 333-215649) of Veritex Holdings, Inc., and any amendment or supplement thereto (the “Registration Statement”), and to the filing of this consent as an exhibit to the Registration Statement.
Dated: February 22, 2017

/s/ Thomas J. Mastor
Name: Thomas J. Mastor